Exhibit 3.18

CERTIFICATE OF FORMATION

OF

TESORO LOGISTICS PIPELINES LLC

1. The name of the limited liability company is:

Tesoro Logistics Pipelines LLC

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tesoro Logistics Pipelines LLC this [    ] day of November 2012.

By:	/s/ Carrie P. Ryan
Authorized Person

Name: Carrie P. Ryan